EXHIBIT 10.2

December 28, 2018
Claudia J. Merkle
2100 Powell Street, 12th Floor
Emeryville, CA 94608

Dear Claudia:
We are pleased and excited to memorialize the terms of your continued employment with NMI Holdings, Inc. (the “Company”) on the terms and subject to the conditions set forth in this Letter (this “Letter”).

1.	Terms of Employment

At-Will Employment. This Letter is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause.

Title; Duties; Reporting. Commencing as of January 1, 2019 (the “Transition Date”), your title will be Chief Executive Officer and you will report directly to the Board of Directors of the Company (the “Board”). As Chief Executive Officer, you will have authorities, powers, duties and responsibilities as are commensurate with your role and as are customarily exercised by a person in your role in a company of the size and nature of the Company, as set forth on Exhibit A hereto, or as otherwise directed by the Board. You will dedicate all of your business time to the business and affairs of the Company. You will be based in the Company’s Emeryville, CA office, subject to reasonable business travel at the Company’s request.

2.	Compensation and Benefits

Annual Base Salary. During your employment, you will be entitled to be paid an annual base salary at the rate of $650,000 per year (your “Annual Base Salary”), payable at times consistent with the Company’s general policies regarding compensation of employees, as in effect from time to time.

Annual Discretionary Bonus. During each fiscal year of your employment, you will be eligible to earn an annual bonus, with a target annual bonus opportunity of 100% of your Annual Base Salary (your “Annual Bonus”), payable in accordance with the Company’s customary practices with respect to the payment of discretionary bonuses, as in effect from time to time. Your Annual Bonus may be based upon the attainment of performance metrics determined by the Board or the Compensation Committee of the Board (the “Committee”). The amount of any Annual Bonus actually paid to you will be determined by the Committee in its sole discretion. Except as provided herein, you must be employed by the Company or one of its subsidiaries at the time of payment to receive your Annual Bonus.

Discretionary Equity Compensation. During your employment, you will be eligible to receive equity-based compensation awards from the Company. The number and type of equity-based compensation awards granted to you, the frequency of the grant, and the terms of such equity-based awards will be established by the Board or the Committee.

Employee Benefits. During your employment, you will be eligible to participate in any health, welfare and retirement benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies.

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Executive Cash Allowance. During your employment, you will be eligible to participate in the Company’s Executive Cash Allowance program as in effect from time to time, subject to the terms and limitations of the Executive Cash Allowance program and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate the program. Under the terms of the Executive Cash Allowance program as in effect as of the date hereof, you are eligible to receive a fixed cash amount of $38,400 per year in lieu of individualized perquisites, payable at times consistent with the Company’s payroll practices, as in effect from time to time.

Paid Time Off. During your employment, you will continue to receive 30 days of paid time off per year, pro-rated on a calendar year basis.

Expense Reimbursement. During your employment, the Company will reimburse you for all reasonable expenses incurred in your performance of your duties in accordance with the Company’s expense reimbursement policies applicable to similarly situated executives of the Company from time to time.

3.	Severance Benefits

During your employment with the Company, you will remain eligible to participate in the Company’s Severance Benefit Plan at the level of “EVPs, President & CEO (without employment agreement).” You will also remain eligible to participate in the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”). Your participation letter with respect to the CIC Plan dated as of March 6, 2017, will be amended to provide that your Severance Multiple (as defined in the CIC Plan) will be 2x and your COBRA Period (as defined in the CIC Plan) will be 24 months.

4.	Restrictive Covenants

Return of Company Property. Upon a termination of your employment for any reason, you will promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and you will also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” will have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of your employment that you have complied with this paragraph.

Nondisparagement. You agree that, following your termination of employment, you will not make any public statements which materially disparage the Company. The Company agrees to instruct its directors and executive officers not to make any public statements which materially disparage you. Notwithstanding the foregoing, nothing in this paragraph will prohibit you from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Letter.

Confidential Information. You acknowledge that you will have knowledge of certain trade secrets of the Company and its business plans and prospects. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses or prospective businesses, including, without limitation, any trade secrets, research, secret data, business methods, operating procedures or programs which will have been obtained by you in connection with your services to the Company or any affiliates thereof and which will not be or become public knowledge (other than by acts by you in violation of this Letter) (collectively, the “Trade Secrets and Confidential Information”); provided, however, that you and the Company acknowledge and agree that you will be required to disclose Trade Secrets and Confidential Information to third parties in performing services for the Company under this Letter, which you may do only to the extent required, as determined within your reasonable discretion. After termination of your services with the Company for any reason, you will not, without the prior written consent of the Company or as may otherwise be required by law

EXHIBIT 10.2

or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Nonsolicitation. You agree that, while you are employed by the Company and during the one-year period following the cessation of your employment for any reason, you will not directly or indirectly (i) solicit any individual who is, on the date of termination (or was, during the six-month period prior to the date of termination), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, or (ii) solicit any investor or prospective investor in the Company or any business contact introduced to you in connection with your employment by the Company hereunder to curtail or cease doing business with the Company or any of its affiliates.

Severability; Blue Pencil. You acknowledge and agree that you have had the opportunity to seek advice of counsel in connection with this Letter and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that this paragraph or any of the paragraphs titled “Nondisparagement,” “Confidential Information,” “Nonsolicitation,” or “Equitable Remedies” (such paragraphs, the “Restrictive Covenants”) is invalid or unenforceable, the remainder of the provisions of such paragraphs will not thereby be affected and will be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant or covenants in this Letter is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, will be reduced so that such provision becomes enforceable, and in its reduced form, such provision will be enforced.

Whistleblower Rights. Notwithstanding the foregoing, nothing in this Letter limits your ability to communicate with any federal, state, or local governmental agency, commission or body, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company.

5.	409A Compliance

Any amounts payable under this Letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under Section 409A, and, with respect to amounts payable under this Letter that are subject to Section 409A, this Letter will in all respects be administered in accordance with Section 409A.

6.	Miscellaneous.

Governing Law. This Letter will be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

Arbitration. Any disputes concerning your employment, the terms of your employment, the termination of your employment, your relationship with the Company, or the interpretation and application of this offer will be resolved on an individual basis through binding arbitration in accordance with the Mutual Agreement to Arbitrate signed by you as a condition of employment, the terms of which are incorporated herein. Actions for temporary or preliminary injunctive relief, (including claims for a temporary protective order), in aid of arbitration or to maintain the status quo pending arbitration, may be filed in a court with jurisdiction over the matter in accordance with applicable law.

Company Policies. You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and

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communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time.

Withholding. All payments and benefits provided for in this Letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Entire Agreement. This Letter constitutes the entire agreement between you and the Company regarding your employment with the Company and, effective as of the Transition Date, supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates regarding the subject matter of this Letter, including, without limitation, the offer letter between you and the Company dated April 24, 2012.

Please confirm acceptance of this offer by signing below and returning a signed copy of this Letter to me.

[Signature Page Follows]

EXHIBIT 10.2

Sincerely,

/s/ Steven L. Scheid
Steven L. Scheid
Lead Director

Acknowledged and Agreed

/s/ Claudia J. Merkle
Claudia J. Merkle

EXHIBIT 10.2

Exhibit A

CEO Sets strategic direction in conjunction with Board Responsible for strategy execution, operational and financial results
Operational Responsibility:
Financial results of the company
Strategic planning
Leadership of Executive Committee
Development of leadership team
Leads company operations
Officers and employees report to him or her
Maintain a positive and safe work environment
Regulatory compliance
Board Interactions:
Serve as member of the Board
Coordinate with Executive Chairman in shaping board agendas
Prepare and communicate Board materials
Communicates with all directors on key issues outside of board meetings
Seek approval on major investments, M&A, etc.